Exhibit 99.1

Rhythm Pharmaceuticals Secures $150 Million in Convertible Preferred Stock Financing

-- Proceeds from financing and existing cash on-hand sufficient to fund planned operations into 2026 --

BOSTON, April 1, 2024 – Rhythm Pharmaceuticals, Inc. (Nasdaq: RYTM), a commercial-stage biopharmaceutical company focused on transforming the lives of patients and their families living with rare neuroendocrine diseases, today announced that it has signed an investment agreement with current shareholders, led by Perceptive Advisors LLC and its Discovery Fund and a life-sciences focused institutional investor, for the sale of its series A convertible preferred stock (“Preferred Stock”) for gross proceeds of $150 million to the Company.

The Company intends to use the proceeds from the offering to fund its clinical development programs and commercialization activities, for working capital, and for general corporate purposes. The transaction is expected to close on or about April 15, 2024, subject to the satisfaction of customary closing conditions.

Based on its current operating plans, Rhythm expects the net proceeds from the sale of Preferred Stock, in addition to its cash, cash equivalents and short-term investments as of December 31, 2023, will be sufficient to fund its operating expenses and capital expenditure requirements into 2026.

“We are pleased to announce this convertible preferred stock offering, led by Perceptive Advisors and its Discovery Fund, and we are pleased to receive continued support from a second, existing shareholder who chose to participate in this financing,” said David Meeker, M.D., Chairman, Chief Executive Officer and President of Rhythm. “This financing is expected to provide the capital we need to execute our corporate strategy through multiple potentially value-creating milestones, with sufficient cash runway well beyond our anticipated topline data readout from our phase 3 trial in hypothalamic obesity in the first half of 2025.”

“Rhythm – with its lead asset IMCIVREE® (setmelanotide) approved and available in 14 countries, including the United States, to treat certain rare melanocortin-4 receptor diseases – has executed very well against its development, regulatory and commercial strategies on a global level,” said Konstantin Poukalov, Managing Director and Perceptive Discovery Co-Head. “We believe the Company has a clear and achievable global vision to address the unmet needs in additional rare MC4R pathway diseases, including hypothalamic obesity, with setmelanotide and its additional pipeline assets.”

Following the expiration or termination of any applicable waiting period under the HSR Act, the Preferred Stock will be convertible into common stock at any time at an initial conversion rate of 20.8333 shares of common stock per $1,000 of liquidation preference, implying a conversion price of $48 per share, which is a 19% premium to the Company’s 10-day trailing volume weighted average price. The conversion rate is subject to customary adjustments, and adjustment in respect of certain dilutive issuances. The Company also can require conversion if the price of its common stock exceeds 250% of the implied conversion price for 20 trading days in a 30-trading day period, subject to certain requirements.

The Company has the right to redeem all, but not less than all, of the Preferred Stock for the then applicable liquidation preference, which is initially par, on and after the five-year anniversary of its issuance.

Holders of the Preferred Stock will be entitled to a 6% cumulative annual dividend, commencing on the second anniversary of closing. Dividends will be compounded quarterly, and payable in cash or in kind at the Company’s option. The Preferred Stock will vote with the common stock on an as-converted basis, subject to satisfaction of certain antitrust-related conditions.

Holders of the Preferred Stock are entitled to 175% of the liquidation preference upon certain corporate events, including a change of control or liquidation of the Company.

The Company has agreed to grant the investors certain registration rights with respect to the common stock underlying the Preferred Stock.

J. Wood Capital Advisors acted as financial advisor and Latham & Watkins LLP acted as legal counsel to the Company on the transaction. Ropes & Gray LLP acted as legal counsel to Perceptive Advisors.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the Preferred Stock, nor shall there be any sale of the Preferred Stock in any state or jurisdiction in which such offer, solicitation or sale would be unlawful under the securities laws of any such state or jurisdiction.

About Rhythm Pharmaceuticals

Rhythm is a commercial-stage biopharmaceutical company committed to transforming the lives of patients and their families living with rare neuroendocrine diseases. Rhythm’s lead asset, IMCIVREE® (setmelanotide), an MC4R agonist designed to treat hyperphagia and severe obesity, is approved by the U.S. Food and Drug Administration (FDA) for chronic weight management in adult and pediatric patients 6 years of age and older with monogenic or syndromic obesity due to pro-opiomelanocortin (POMC), proprotein convertase subtilisin/kexin type 1 (PCSK1) or leptin receptor (LEPR) deficiency confirmed by genetic testing, or patients with a clinical diagnosis of Bardet-Biedl syndrome (BBS). Both the European Commission (EC) and the UK’s Medicines & Healthcare Products Regulatory Agency (MHRA) have authorized setmelanotide for the treatment of obesity and the control of hunger associated with genetically confirmed BBS or genetically confirmed loss-of-function biallelic POMC, including PCSK1, deficiency or biallelic LEPR deficiency in adults and children 6 years of age and above. Additionally, Rhythm is advancing a broad clinical development program for setmelanotide in other rare diseases, as well as investigational MC4R agonists LB54640 and RM-718, and a preclinical suite of small molecules for the treatment of congenital hyperinsulinism. Rhythm’s headquarters is in Boston, MA.

Setmelanotide Indication

In the United States, setmelanotide is indicated for chronic weight management in adult and pediatric patients 6 years of age and older with monogenic or syndromic obesity due to POMC, PCSK1 or LEPR deficiency as determined by an FDA-approved test demonstrating variants in POMC, PCSK1 or LEPR genes that are interpreted as pathogenic, likely pathogenic, or of uncertain significance (VUS) or BBS.

In the European Union, setmelanotide is indicated for the treatment of obesity and the control of hunger associated with genetically confirmed BBS or loss-of-function biallelic POMC, including PCSK1, deficiency or biallelic LEPR deficiency in adults and children 6 years of age and above. In Europe, setmelanotide should be prescribed and supervised by a physician with expertise in obesity with underlying genetic etiology.

Limitations of Use

Setmelanotide is not indicated for the treatment of patients with the following conditions as setmelanotide would not be expected to be effective:

•	Obesity due to suspected POMC, PCSK1 or LEPR deficiency with POMC, PCSK1 or LEPR variants classified as benign or likely benign
•	Other types of obesity not related to POMC, PCSK1 or LEPR deficiency, or BBS, including obesity associated with other genetic syndromes and general (polygenic) obesity.

Contraindication

Prior serious hypersensitivity to setmelanotide or any of the excipients in IMCIVREE. Serious hypersensitivity reactions (e.g., anaphylaxis) have been reported.

WARNINGS AND PRECAUTIONS

Skin Pigmentation and Darkening of Pre-Existing Nevi: Generalized increased skin pigmentation and darkening of pre-existing nevi have occurred because of its pharmacologic effect. Full body skin examinations prior to initiation and periodically during treatment should be conducted to monitor pre-existing and new pigmentary lesions.

Heart rate and blood pressure monitoring: In Europe, heart rate and blood pressure should be monitored as part of standard clinical practice at each medical visit (at least every 6 months) for patients treated with setmelanotide.

Disturbance in Sexual Arousal: Spontaneous penile erections in males and sexual adverse reactions in females have occurred. Patients who have an erection lasting longer than 4 hours should seek emergency medical attention.

Depression and Suicidal Ideation: Depression and suicidal ideation have occurred. Patients should be monitored for new onset or worsening depression or suicidal thoughts or behaviors. Consideration should be given to discontinuing setmelanotide if patients experience suicidal thoughts or behaviors, or clinically significant or persistent depression symptoms occur.

Hypersensitivity Reactions: Serious hypersensitivity reactions (e.g., anaphylaxis) have been reported. If suspected, advise patients to promptly seek medical attention and discontinue setmelanotide.

Pediatric Population: The prescribing physician should periodically assess response to setmelanotide therapy. In growing children, the impact of weight loss on growth and maturation should be evaluated. In Europe, the prescribing physician should monitor growth (height and weight) using age- and sex-appropriate growth curves.

Risk of Serious Adverse Reactions Due to Benzyl Alcohol Preservative in Neonates and Low Birth Weight Infants: Setmelanotide is not approved for use in neonates or infants. Serious and fatal adverse reactions including “gasping syndrome” can occur in neonates and low birth weight infants treated with benzyl alcohol-preserved drugs.

ADVERSE REACTIONS

Most common adverse reactions (incidence ≥20%) included skin hyperpigmentation, injection site reactions, nausea, headache, diarrhea, abdominal pain, vomiting, depression, and spontaneous penile erection.

USE IN SPECIFIC POPULATIONS

Lactation: Not recommended when breastfeeding.

To report SUSPECTED ADVERSE REACTIONS, contact Rhythm Pharmaceuticals at +1 (833) 789-6337 or FDA at 1-800-FDA-1088 or www.fda.gov/medwatch. See section 4.8 of the Summary of Product Characteristics for information on reporting suspected adverse reactions in Europe.

Please see the full Prescribing Information for additional Important Safety Information.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements regarding the potential, safety, efficacy, and regulatory and clinical progress of, and our business strategy and plans for, our drug products, the anticipated benefits of and activities under the investment transaction, our use of proceeds from the transaction, the expected timing for closing of the transaction, our expectation that the transaction will provide us capital to execute our corporate strategy into 2026; and the issuance of dividends, and the sufficiency of our cash, cash equivalents and short-term investments to fund our operations. Statements using word such as “expect”, “anticipate”, “believe”, “may”, “will” and similar terms are also forward-looking statements. Such statements are subject to numerous risks and uncertainties, including, but not limited to, whether the conditions for the closing of the investment transaction; our ability to enroll patients in clinical trials, the design and outcome of clinical trials, the impact of competition, the ability to achieve or obtain necessary regulatory approvals, risks associated with data analysis and reporting, our ability to successfully commercialize setmelanotide, our liquidity and expenses, our ability to retain our key employees and consultants, and to attract, retain and motivate qualified personnel, and general economic conditions, and the other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023 and our other filings with the Securities and Exchange Commission. Except as required by law, we undertake no obligations to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release, whether as a result of new information, future developments or otherwise.

Corporate Contact:

David Connolly

Head of Investor Relations and Corporate Communications

Rhythm Pharmaceuticals, Inc.

857-264-4280

dconnolly@rhythmtx.com

Media Contact:

Adam Daley

Berry & Company Public Relations

212-253-8881

adaley@berrypr.com